                               SHAREHOLDERS' AGREEMENT


     THIS SHAREHOLDERS' AGREEMENT (this "Agreement") is made and entered into as of this 14th day of September, 1998, by and among Helisys, Inc., (the "Company"), a Delaware corporation, the Shareholders listed on Schedule I hereto, Walter W. Cruttenden III ("Cruttenden"), and Michael Feygin ("Feygin").

                                W I T N E S S E T H:

     WHEREAS, the Shareholders listed on Schedule I hereto (each a "Shareholder" and collectively the "Shareholders") have agreed to purchase from the Company shares (the "Shares") of Preferred Stock and Warrants (as hereinafter defined) pursuant to a certain Series A Preferred Stock Package Agreement of even date herewith (the "Purchase Agreement");

     WHEREAS, Cruttenden is an existing holder of Preferred Stock, and Feygin is a founder of the Company and the holder of a majority of the Company's Common Stock and each will benefit from the Shareholders' investment in the Company;

     WHEREAS, the Shareholders, Cruttenden, Feygin and the Company have agreed to enter into an agreement with respect to (i) the procedures to be followed in connection with the election of the Company's Board of Directors and (ii) certain restrictions upon the issuance by the Company of New Securities; and

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and to induce the Purchasers to purchase the Shares and Warrants, and in consideration thereof, it is hereby covenanted and agreed as follows:

                                     SECTION L

                                    DEFINITIONS

     As used herein, the following terms shall have the respective meanings following such term:

     AFFILIATE shall mean, as to any Shareholder, (i) the partners, retired partners, directors and officers, as the case may be, of such Shareholder,
(ii) the partners of any of the parties referred to in the foregoing clause of this definition, (iii) the spouse or lineal descendants of such Shareholder or any of the parties referred to in the foregoing clauses of this definition, (iv) a trust for the benefit of such Shareholder or any of the parties referred to in the foregoing clauses of this definition, (v) any corporation or partnership controlled by such Shareholder or by any of the parties referred to in the foregoing clauses of this definition, and (vi) any other party that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any Shareholder.

     CERTIFICATE OF INCORPORATION shall mean the Company's Amended and Restated Certificate of Incorporation, as amended from time to time.

     COMMON STOCK shall mean the Company's common stock, par value $.001.

     CONVERSION SHARES shall mean, at any time, (i) the issued and outstanding shares of Preferred Stock (for purposes of calculating the number of Conversion Shares at any time, each such share shall be deemed to be that number of shares of Common Stock or other securities into which such share is then convertible),
(ii) the shares of Common Stock issued upon conversion of the issued and outstanding shares of Preferred Stock owned as of the date hereof by the Shareholders and (iii) any securities issued or issuable directly or indirectly in respect of the aforesaid shares of Common Stock or Preferred Stock, or both, in payment of a dividend or in connection with a stock split, recapitalization or other similar event.

     EQUITY SECURITY shall mean any capital stock (including the Common and Preferred Stock) of the Company, whether now authorized or not, and rights, options, warrants or rights to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; the number of shares of an Equity Security which is an option, warrant, right or convertible security shall be the number of shares of such Equity Security which would result upon the immediate exercise of such option, warrant or right of conversion of such convertible security, without regard to when such option, warrant or right may in fact be exercised or such convertible security may in fact be converted.

     NEW SECURITIES shall mean any Equity Securities hereafter issued; provided, however, that such term shall not include (i) securities purchased under the Purchase Agreement; (ii) securities offered to the public pursuant to a registration statement filed in accordance with the provisions of the Securities Act; (iii) securities issued in connection with the acquisition of another corporation by the Company by merger, purchase of substantially all assets or other reorganization whereby the Company owns, upon consummation of such acquisition, greater than fifty percent (50%) of the voting power to elect the directors of such corporation; (iv) securities issued in any merger or consolidation of the Company, provided that such merger or consolidation is approved by the holders of not less than seventy-five percent (75%) of the Conversion Shares; (v) securities evidencing any borrowings, direct or indirect, from financial institutions or other persons by the Company, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such securities do not have equity features (such as warrants, options or other rights to purchase capital stock) and are not convertible into capital stock of the Company; (vi) securities issued pursuant to any stock option plan, stock purchase or stock bonus arrangement, or grant; and (vii) securities issued to financial institutions and leasing companies in connection with borrowing or lease financing arrangements of the Company, provided that such issuances or grants are unanimously approved by the Board of Directors.

     PREEMPTIVE SHARE shall mean, immediately prior to any issue of New Securities, and as to each Shareholder, the percentage which expresses the ratio between (i) the number of Equity Securities owned at such time by such Shareholder, and (ii) the aggregate number of Equity Securities outstanding at such time.

     PREFERRED STOCK shall mean the Company's Series A Preferred Stock, par value $.001 per share.

     PURCHASE AGREEMENT shall mean the Series A Preferred Stock Purchase Agreement, dated as of the date hereof, among the Company and the Purchasers, including any supplemental agreements executed in accordance with Section 2.2 of the Purchase Agreement..

     SECURITIES ACT shall mean the Securities Act of l933, as amended, and any successor statute thereto.

     SELL, as to any Equity Security, shall mean to sell, or in any other way directly or indirectly transfer, assign, distribute, encumber or otherwise dispose of such Equity Security, either voluntarily or involuntarily.

     SHAREHOLDERS shall mean the persons listed on Schedule I hereto and shall include any other party who agrees in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement.

     WARRANTS shall mean the Warrants to purchase up to an aggregate of 900,000 shares of Common Stock, $.001 par value per share, of the Company, issued pursuant to the Purchase Agreement.



                                     SECTION 2

                               ELECTION OF DIRECTORS

SECTION 2.1.  DESIGNATION OF NOMINEES.

     (a) So long as a Shareholder named below shall continue to hold (with any members of its Shareholder) no less than thirty-five (35%) of the shares of Preferred Stock originally acquired by it, such Shareholder shall be entitled, but shall be under no obligation, to designate one nominee for election to the Board of Directors by the Shareholders:

                         Telantis Venture Partners V, Inc.

     (b) In the event a designation is not made by Telantis Venture Partners V, Inc. in accordance with this Section 2.1, unless otherwise agreed by such Shareholder, the Shareholders will use their best efforts to ensure that such position on the Board of Directors shall be left vacant until a nominee is so designated.

     SECTION 2.2. VOTING FOR NOMINEES. Each Shareholder and Cruttenden agrees to vote the Equity Securities held by it from time to time for the nominees so designated in accordance with Section 2.1 at each annual meeting of shareholders of the Company, and at any special meeting of shareholders of the Company called for the election of directors, in such manner as may be required to elect such nominees. Cruttenden agrees to vote in accordance with the majority vote of the Shareholders with respect to the election for any position on the Board of Directors.

     SECTION 2.3. OBLIGATIONS OF COMPANY AND FEYGIN. The Company agrees to use its best efforts to cause the nominees so designated in accordance with Section
2.1 to be included in part of the slate of directors and to be recommended to, and elected by shareholders, at each annual meeting of shareholders of the Company, and at any special meeting of shareholders of the Company called for the election of directors. In the event of exchange of Series A Preferred Stock for Exchange Notes (as defined in the Purchase Agreement) in accordance with
Section 7.17 of the Purchase Agreement, the Company agrees to the foregoing on the same basis as if such exchange had not occurred. Feygin agrees to vote the shares of Equity Securities held by or controlled by him in favor of the designee (if the Shareholders are entitled to elect one director) or designees (if the Shareholders are entitled to elect more than one director) of the Shareholders.

     SECTION 2.4. REMOVAL; ELECTION OF SUCCESSORS. If (a) the Company receives a written notice that Shareholders holding a majority of the voting power of the Equity Securities held by the Shareholders wish to remove a director elected pursuant to Section 2.1, or (b) such director shall have resigned or shall be unable to serve, then, in any such case, the Company and the Shareholders agree to take such action as may be necessary to call a special meeting of the stockholders of the Company for the purpose of effecting any such removal or filling such vacancy, as the case may be, and at such meeting each Shareholder shall vote to accomplish said result.

     SECTION 2.5. PROXY. If any Shareholder shall refuse to vote the Equity Securities held by it as provided in any of the foregoing Sections of this
Section 2 at any meeting of shareholders of the

Company, or shall refuse to give its written consent in lieu of a meeting, thereupon, without further action by such Shareholder, the President or any Vice President of the Company shall be, and hereby is, irrevocably constituted the attorney-in-fact and proxy of such Shareholder for the purpose of voting, and shall vote such shares at such meeting as provided in the foregoing Sections of this Section 2 or give such consent, as the case may be.

                                     SECTION 3

                       SALE OF NEW SECURITIES BY THE COMPANY

     Except as otherwise expressly provided herein, the Company hereby agrees that it shall not Sell any New Securities except in accordance with the following procedures:

     (a) The Company shall first deliver to each Shareholder a written Notice of Intention To Sell, which shall be irrevocable for a period of twenty (20) days after delivery thereof, offering to each Shareholder the right to purchase up to its Preemptive Share of such New Securities at the purchase price and on the terms specified therein. Each Shareholder shall have the right and option, for a period of thirty (30) days after delivery to Shareholders of such Notice of Intention To Sell, to purchase all or any part of the New Securities so offered at the purchase price and on the terms stated therein. Such acceptance shall be made by delivering a written Notice of Acceptance to the Company within the aforesaid thirty (30) day period.

     (b) If any Shareholder shall fail to accept, or shall reject in writing, the offer made pursuant to Section 3(a), then, upon the earlier of the expiration of the aforesaid thirty (30) day period or the receipt of Notices of Acceptance, or written rejections of such offer, from all Shareholders, the then remaining New Securities formerly subject to such offer shall be reoffered to all other Shareholders, if any, which shall have accepted their Preemptive Share of such original offer. Such subsequent offer shall be on the terms and subject to acceptance in the manner provided in Section 3(a), except that the Shareholders receiving such subsequent offer shall have (i) the right and option to accept such offer with respect to all of the then remaining New Securities subject thereto PRO RATA in accordance with their respective Preemptive Shares, for a period of seven (7) business days, and (ii) the further right and option to offer, in any Notice of Acceptance, to purchase any of such New Securities not purchased by other Shareholders, in which case such New Securities not accepted by other Shareholders shall be deemed to have been offered to and accepted by the Shareholders which have exercised their option under this clause
(ii), PRO RATA, in accordance with their respective Preemptive Shares, and on the above-described terms and conditions.

     (c) The closing of any sales of New Securities under the terms of Section 3(a) shall be made at the offices of the Company on a mutually satisfactory business day within fourteen (14) days after the expiration of the aforesaid periods. Delivery of certificates or other instruments evidencing such New Securities duly endorsed for transfer to the Shareholders shall be made on such date against payment of the purchase price therefor.

     (d) If effective acceptance shall not be received pursuant to Section 3(a) above with respect to all New Securities offered for sale pursuant to a Notice of Intention To Sell, then the Company may sell all or any part of the remaining New Securities so offered for sale at a price not less than the price, and on terms not more favorable to the purchaser thereof than the terms stated in the original Notice of Intention To Sell, at any time within one hundred twenty
(l20) days after the expiration of the offer required by Section 3(a) above. In the event the remaining New Securities are not sold by the Company during such one hundred twenty (l20) day period, the right of the Company to sell such remaining New Securities shall expire and the obligations of this Section 3 shall be reinstated; provided, however, that in the event the Company determines, at any time during such one hundred twenty (l20) day period, that the sale of all or any part of the remaining New Securities on the terms set forth in the Notice of Intention To Sell is impractical, the Company can terminate the offer and reinstate the procedure provided in this Section 3 without waiting for the expiration of such one hundred twenty (l20) day period.


                                     SECTION 4

                    TRANSFER OF SHARES; COVENANTS OF THE COMPANY

     SECTION 4.L. TRANSFER BY SHAREHOLDERS. No Shareholder shall sell, assign, transfer, pledge, encumber or otherwise dispose of, whether by operation of law or otherwise, any Equity Securities unless any such transfer is made to a transferee who concurrently is or prior to such transfer becomes a party to this Agreement.

     SECTION 4.2. REGISTRATION OF TRANSFER. The Company shall permit registration of transfer of Equity Securities held by a Shareholder only in accordance with the terms of this Agreement. Any transfer of Equity Securities which is made in any manner contrary to the provisions of this Agreement shall be void and shall not be effective to constitute the transferee as a shareholder of the Company entitled to any rights, benefits, and privileges as such.

     SECTION 4.3. LEGEND. Each certificate of Common Stock or Preferred Stock and certificates representing other Equity Securities of the Company, held by a Shareholder, shall be stamped or otherwise have endorsed or imprinted thereon a legend in substantially the following form:

     "The transfer of the shares represented by this certificate, and the rights of the holder hereof, are subject to the terms and conditions of a Shareholders' Agreement, dated as of September 14, 1998 (a copy of which is on file with the Company), as the same may be amended from time to time, and no transfer of the shares represented hereby or of shares issued in exchange therefor shall be valid or effective unless the terms and conditions of such Agreement have been fulfilled."

     SECTION 4.4. "MARKET STAND-OFF" AGREEMENT. Feygin agrees that he shall not Sell any Equity Security at any time owned by him or of which he is at any time the "Beneficial Owner," as that term is defined in Rule 13d-3 of the Rules and Regulations under the Securities Exchange Act of 1934, except in accordance with the volume limitations applicable to "affiliates" of the Company as set forth in Rule 144 of the Rules and Regulations under the Securities Act of 1933, regardless of whether Feygin falls within the meaning of "affiliate" under said Rule 144. Additionally, during the twelve-month period commencing as of the date hereof, Feygin may only sell shares with an aggregate sale price of up to $100,000 provided that: (i) the price per share in any transaction is not less than $1.00; (ii) such sale is otherwise in compliance with all federal and state securities laws and regulations; and
(iii) Feygin has first offered to sell such shares to the Shareholders in accordance with Section 4.5. Notwithstanding the foregoing, at any time Feygin is not an employee of the Company, he may only sell any Equity Security with the consent of the majority in interest of the Shareholders.

     SECTION 4.5. RIGHT OF FIRST OFFER. Feygin hereby agrees that he shall not Sell any Equity Security except in accordance with Section 4.4 and with the following procedures

     (a) Feygin shall first deliver to each Shareholder a written Notice of Intention To Sell, which shall be irrevocable for a period of twenty (20) days after delivery thereof, offering to each Shareholder the right to purchase up to its Preemptive Share of the shares proposed to be sold (the "Feygin Sale Shares") at the purchase price and on the terms specified therein. Each Shareholder shall have the right and option, for a period of thirty (30) days after delivery to Shareholders of such Notice of Intention To Sell, to purchase all or any part of the Feygin Sale Shares so offered at the purchase price and on the terms stated therein. Such acceptance shall be made by delivering a written Notice of Acceptance to Feygin within the aforesaid thirty (30) day period.

     (b) If any Shareholder shall fail to accept, or shall reject in writing, the offer made pursuant to Section 4.5(a), then, upon the earlier of the expiration of the aforesaid thirty (30) day period or the receipt of Notices of Acceptance, or written rejections of such offer, from all Shareholders, the then remaining Feygin Sale Shares formerly subject to such offer shall be reoffered to all other Shareholders, if any, which shall have accepted their Preemptive Share of such original offer. Such subsequent offer shall be on the terms and subject to acceptance in the manner provided in Section 4.5(a), except that the Shareholders receiving such subsequent offer shall have (i) the right and option to accept such offer with respect to all of the then remaining Feygin Sale Shares subject thereto PRO RATA in accordance with their respective Preemptive Shares, for a period of seven
(7) business days,
and (ii) the further right and option to offer, in any Notice of Acceptance, to purchase any of such Feygin Sale Shares not purchased by other Shareholders, in which case such Feygin Sale Shares not accepted by other Shareholders shall be deemed to have been offered to and accepted by the Shareholders which have exercised their option under this clause (ii), PRO RATA, in accordance with their respective Preemptive Shares, and on the above-described terms and conditions.

     (c)  The closing of any sales of Feygin Sale Shares under the terms of
Section 4.5(a) shall be made at the offices of the Company on a mutually satisfactory business day within fourteen (14) days after the expiration of the aforesaid periods. Delivery of certificates or other instruments evidencing such Feygin Sale Shares duly endorsed for transfer to the Shareholders shall be made on such date against payment of the purchase price therefor.

     (d)  If effective acceptance shall not be received pursuant to
Section 4(a) above with respect to all Feygin Sale Shares offered for sale pursuant to a Notice of Intention To Sell, then Feygin may sell all or any part of the remaining Feygin Sale Shares so offered for sale at a price not less than the price, and on terms not more favorable to the purchaser thereof than the terms stated in the original Notice of Intention To Sell, at any time within one hundred twenty (l20) days after the expiration of the offer required by Section 4.5(a) above. In the event the remaining Feygin Sale Shares are not sold by Feygin during such one hundred twenty (l20) day period, the right of Feygin to sell such remaining Feygin Sale Shares shall expire and the obligations of this Section 4.5 shall be reinstated; provided, however, that in the event Feygin determines, at any time during such one hundred twenty (l20) day period, that the sale of all or any part of the remaining Feygin Sale Shares on the terms set forth in the Notice of Intention To Sell is impractical, Feygin can terminate the offer and reinstate the procedure provided in this Section 4 without waiting for the expiration of such one hundred twenty (l20) day period.

                                   SECTION 5

                                   DURATION

     The provisions of this Agreement shall be of no further force or effect
(i) upon the closing of the first sale of Common Stock to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act, with gross proceeds to the Company as seller of not less than twenty million dollars ($20,000,000) before deducting underwriting commissions, provided the sale price to the public per share of Common Stock is not less than $3.00 per share, or (ii) at such time as 75% of the Series A Preferred Stock outstanding as of the date hereof and any Exchange Notes exchanged therefor are no longer outstanding. In addition, the provisions of Section 2 of this Agreement shall be of no further force or effect upon the date which is ten
(l0) years from the date hereof.

                                   SECTION 6

                           MISCELLANEOUS PROVISIONS

     SECTION 6.1. ASSIGNMENT OF RIGHTS. The provisions of this Agreement shall be binding upon and inure to the benefit of any successor or assign of any party hereto.

     SECTION 6.2. DURATION OF AGREEMENT. Unless sooner terminated in accordance with the provisions of this Agreement, the rights and obligations of each Shareholder under this Agreement shall terminate as to such Shareholder when the Shareholder has transferred all Equity Securities owned by such Shareholder in accordance with this Agreement.

     SECTION 6.3. ENFORCEMENT. The parties hereto agree that the remedy at law for any breach of this Agreement is inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedies which the parties hereto may have.

     SECTION 6.4. SEVERABILITY OF PROVISIONS. If any one or more provisions of this Agreement shall be declared invalid or unenforceable, the same shall not affect the validity or enforceability of any other provisions of this Agreement.

     SECTION 6.5. AMENDMENTS. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated, except by written instrument signed by the Company and Shareholders holding greater than seventy-five percent (75%) of the voting Equity Securities held by the Shareholders; PROVIDED, HOWEVER, that (i) the provisions of Section 2.1 may not be amended without the consent of the Shareholders named in, or entitled to the benefit of, Section 2.1(a); (ii) the periods set forth in
Section 5 may not be extended without the consent of each and every Shareholder; (iii) this Section may not be amended without the consent of each and every Shareholder; and (iv) the obligations of any Shareholder may not be increased without the consent of such Shareholder.

     SECTION 6.6.  NOTICES.

     (a) All notices and other communications required or permitted hereunder shall be in writing and (unless otherwise expressly provided on Schedule I attached hereto) shall be mailed by registered or certified mail, postage prepaid, or delivered either by hand or by messenger, or sent via telex, telecopier, computer mail or other electronic means, addressed (i) if to a Shareholder, as indicated on Schedule I, or at such other address as such Shareholder shall have furnished in writing to the party initiating the notice or communication, (ii) if to the Company, Helisys, Inc., Attention:
President, 24015 Garnier Street, Torrance, CA 90505, or at such other address as the Company shall have furnished in writing to the party initiating the notice or communication, or (iii) if to Michael Feygin, c/o Helisys, Inc., 24015 Garnier Street, Torrance, CA 90505, or at such other address as Mr. Feygin shall have furnished in writing to the party initiating the notice or communication..

     (b) Any notice or other communications so addressed and mailed, postage prepaid, by registered or certified mail (in each case, with return receipt requested) shall be deemed to be delivered and given when so mailed. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

     SECTION 6.7. GOVERNING LAW. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the law of the State of Delaware, without regard to the choice of law provisions thereof..

     SECTION 6.8. ENTIRE AGREEMENT. All prior understandings and agreements between the parties hereto with respect to the transactions contemplated hereby are merged in this Agreement, and this Agreement reflects all the understandings with respect to such transactions. Nothing herein contained shall be construed to obligate the Shareholders to make any additional investment in the Company or to constitute the Shareholders as partners.

     SECTION 6.9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its duly authorized officer or partner, as the case may be, as of the date and year first above written.


                                       HELISYS, INC.


                                       By: /s/ Gary S. Moskovitz
                                          --------------------------------------
                                       Name: Gary S. Moskovitz
                                       Its:  President and CEO


                                       /s/ Michael Feygin
                                       -----------------------------------------
                                       Michael Feygin, Individually


                                       /s/ Walter W. Cruttenden III
                                       -----------------------------------------
                                       Walter W. Cruttenden III, Individually


                                       PURCHASERS:

                                       TELANTIS VENTURE PARTNERS V, INC.


                                       By: /s/ Adam H. Meyerson
                                          --------------------------------------
                                       Name: Adam H. Meyerson
                                       Its:  President


                                       VISALIA TRUST


                                       By: /s/ Reed L. Harman
                                          --------------------------------------
                                       Name: Reed L. Harman
                                       Its:

                                  SCHEDULE I

                           SCHEDULE OF SHAREHOLDERS


NAME AND ADDRESS

Telantis Venture Partners V, Inc.
791 Wye Road
Akron, OH 44333
(330) 664-2914


Visalia Trust
1820 Via Visalia
Palos Verdes, CA 90274
(310) 373-7538